As filed with the Securities and Exchange Commission on August 17, 2022

Registration No. 333-253068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATOTECH LIMITED

(Exact name of registrant as specified in its charter)

Bailiwick of Jersey	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

William Street, West Bromwich

West Midlands, B70 0BG

United Kingdom

(Address of principal executive offices) (Zip code)

Atotech Limited 2021 Incentive Award Plan

Atotech UK Topco Limited Option Plan

(Full titles of the plans)

Alpha US Bidco, Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

+1 803 817 3500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-253068) (the “Registration Statement”), filed with the Securities and Exchange Commission on February 12, 2021 by Atotech Limited (the “Registrant”) pertaining to the registration of 2,136,622 shares of the Registrant’s common shares issuable pursuant to the Atotech UK Topco Limited Option Plan and 21,802,385 shares of the Registrant’s common shares issuable pursuant to the Atotech Limited 2021 Incentive Award Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above referenced Registration Statement.

On August 17, 2022, pursuant to the Implementation Agreement, dated as of July 1, 2021, by and between Registrant and MKS Instruments, Inc., a Massachusetts corporation (“MKS”), as amended by the Letter Agreement dated October 29, 2021, by and among the Registrant, MKS, and Atotech Manufacturing, Inc., a Delaware corporation and indirect wholly owned subsidiary of MKS (“Subsidiary”), and as further amended by the Amendment to the Implementation Agreement dated April 1, 2022 by and among the Registrant, MKS and Subsidiary, Subsidiary acquired all issued share capital of the Registrant by means of a members’ scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991, as amended (the “Acquisition”).

As a result of the Acquisition, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on August 17, 2022.

ATOTECH LIMITED

By:	/s/ Seth H. Bagshaw
Name: Seth H. Bagshaw
Title: Chief Financial Officer